EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter 2022 Earnings

Madison, Wis., Nov. 03, 2022—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the third quarter of 2022.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the third quarter of 2022 were $33.7 million, or $0.93 cents per share, compared to $34.9 million, or $0.97 cents per share, for the same period in the prior year.

Timing of 2021 depreciation and other operations and maintenance costs contributed to higher electric earnings in 2021. Significant capital projects were placed in service near the end of 2021, which triggered additional depreciation and operations and maintenance costs after completion. The new customer information system went live in September 2021 and the first phase of the Badger Hollow Solar Farm was completed in November 2021. The second phase of Badger Hollow is expected to be completed in the first half of 2023. Badger Hollow is one of several major ongoing investments in renewable generation capacity to advance the Company's goal of deep decarbonization, targeting carbon reductions of at least 80% (from 2005 levels) by 2030 and net-zero carbon electricity by 2050.

In the third quarter of 2022, earnings from our investment in ATC decreased $0.7 million, driven by an estimated possible loss from filed complaints regarding MISO transmission owners' authorized return on equity.

Gas net income in the third quarter of 2022 remained relatively flat compared to the third quarter of 2021.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2022	2021
Operating revenues	$163,400	$145,873
Operating income	$42,487	$37,598
Net income	$33,720	$34,917
Earnings per share - basic	$0.93	$0.97
Earnings per share - diluted	$0.93	$0.97
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,176	36,170

Nine Months Ended September 30,	2022	2021
Operating revenues	$524,686	$444,518
Operating income	$109,808	$100,045
Net income	$89,901	$92,701
Earnings per share - basic	$2.49	$2.56
Earnings per share - diluted	$2.49	$2.56
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,174	36,176

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 159,000 customers in Dane County, Wis., and purchases and distributes natural gas to 169,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com